April 6, 2005

Mr. Dwight Meyer

Dear Dwight:

This letter agreement is our offer to employ you as President, Global Sourcing of The Warnaco Group, Inc. (“Warnaco” and together with its subsidiaries, divisions and affiliates, the “Company”). Except as otherwise provided in this agreement, the terms of your employment with the Company shall be governed by the Warnaco Job Application and current Employee Handbook. The effectiveness of this agreement is conditioned upon your successful completion of the Company’s standard pre-employment checks, including, but not limited to, a drug screen and background investigation. Capitalized terms not defined herein shall have the meaning set forth in Exhibit A.

1.	The Company agrees to employ you and you agree to serve as President, Global Sourcing of Warnaco, and you shall have such authorities, duties and responsibilities commensurate with that position. In carrying out your duties, you shall report to the Chief Executive Officer of Warnaco. You agree to devote your full time and best efforts to the satisfactory performance of such services and duties as the position requires, and you shall be entitled to (i) serve on the boards of directors of trade associations and charitable organizations, subject to the reasonable approval of the Chief Executive Officer, (ii) engage in charitable activities and community affairs and (iii) manage your personal investments and affairs, provided that such activities do not interfere with the proper performance of your duties and responsibilities for the Company.

2.	The term of your employment shall begin as of April 20, 2005 or such earlier date as we may actually agree to in writing (the “Commencement Date”) and end at the close of business on the third anniversary of the Commencement Date; provided, however, that the term shall thereafter be automatically extended for additional one-year periods unless either you or the Company gives the other written notice at least 120 days prior to the then-scheduled expiration of the term that such party is electing not to so extend the term. The initial three year term and any extension thereof are referred to herein as the “Term.” Notwithstanding the foregoing, the Term shall end on the date on which your employment is terminated by either party in accordance with the provisions herein.

3.	Your compensation shall be as follows:

a.	During the Term, you shall be paid an annual base salary of $600,000 (“Base Salary”), payable in semi-monthly payments of $25,000. Your Base Salary may be reviewed annually by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and may be increased based on such performance review within the Company’s discretion; however, your base salary shall not be decreased without your prior written consent. You shall not be entitled to any additional compensation for service as an officer or member of any board of directors of any affiliate of the Company.

b.	During the Term, commencing with the Company’s 2005 fiscal year, you shall be eligible to receive an annual cash incentive award under The Warnaco Group, Inc. Incentive Compensation Plan (“Bonus Plan”) with a target of 70% of Base Salary (“Target Bonus”). The terms and conditions applicable to such annual cash incentive award, including but not limited to the determination of performance targets (following consultation with you), the ultimate amount of such award, and the timing of payment of any such award, shall be determined in accordance with the terms of the Bonus Plan. Notwithstanding the foregoing, for fiscal year 2005, in no event will your annual incentive award be less than $250,000. Any annual incentive award, including any annual incentive award for fiscal year 2005, shall be payable when bonuses for the applicable performance period are paid to other senior executives of the Company.

c.	Subject to shareholder approval of the Warnaco 2005 Stock Incentive Plan (the “Plan”) at Warnaco’s annual shareholder meeting on May 23, 2005, on the Commencement Date you will be granted 25,000 shares of restricted stock (“restricted stock”) and an option to purchase 75,000 shares of Warnaco’s outstanding common stock (the “option”), subject to the terms and conditions of such awards as set out in the Plan. You will receive restricted stock and stock option agreements upon shareholder approval of the Plan. If Warnaco’s shareholders fail to approve the Plan, you shall receive an equity grant (i.e., restricted stock and/or options) under Warnaco’s 2003 Stock Incentive Plan having the equivalent economic value of the restricted stock and option grants described above. You may also be eligible to receive future grants of restricted stock and/or options or other forms of equity compensation in fiscal year 2007 and thereafter at the sole discretion of the Compensation Committee of the Board of Directors.

i.	Except as otherwise provided herein, the restricted stock as described herein and the option as described herein shall vest 33% on April 6, 2006 and shall vest 33% on each of April 6, 2007 and April 6, 2008, provided that you are employed by the Company on such vesting date and have not given notice to the Company that you are voluntarily resigning, without Good Reason (as defined in Exhibit A), prior to such vesting date.
ii.	You shall be subject to the equity ownership, retention and other requirements applicable to senior executives of the Company. Except as otherwise expressly provided herein, all equity grants shall be governed by the applicable plan and award agreement, as in effect on the date hereof and as may be hereafter changed in accordance with such plan and agreement.

4.	While you are employed by the Company, and subject, of course, to the Company’s right to amend, modify or terminate any benefit plan or program, you shall be entitled to participate in all Company employee benefit plans applicable to senior executives, including the following benefits/perquisites:

a.	Reimbursement of reasonable business expenses incurred in carrying out your duties and responsibilities under this agreement, subject to documentation in accordance with Company policy. In addition, the Company agrees to pay legal fees reasonably incurred in connection with the negotiation and drafting of this agreement, up to a maximum of $10,000.

b.	Perquisites provided to other senior executives, including a monthly car allowance of up to $1,000.

c.	Vacation – four weeks paid vacation per calendar year.

5.	In the event your employment is terminated without Cause (as defined in Exhibit A) by the Company (other than upon death or due to Disability (as defined in Exhibit A)) or you resign for Good Reason (as defined in Exhibit A) during the Term, you shall be entitled to:

a.	Base Salary through the Date of Termination (as defined in Exhibit A).

b.	Payment of Base Salary as salary continuation for the remainder of the Term, but in no event less than 12 months.

c.	A pro-rata bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s performance for such year (determined by multiplying the amount you would have received had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives; provided, that if the Date of Termination occurs in fiscal 2005, such pro-rata bonus shall be no less than $250,000.

d.	Immediate vesting of that portion of the restricted stock described in paragraph 3(c) above that would have vested if you had been employed on the vesting date immediately following the Date of Termination.

e.	That portion of the option described in paragraph 3(c) above that has vested as of the Date of Termination remaining exercisable for two years following the Date of Termination.

f.	Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the end of the applicable Term (without regard to its earlier termination hereunder), but in no event less than 12 months, or (b) the date, or dates, you receive equivalent coverage under the plans and programs of a subsequent employer.

g.	Any amounts earned, accrued or owing to you but not yet paid.

As a condition to receiving severance compensation pursuant to this paragraph 5, you hereby agree to execute, and not revoke, a general release of claims in a form acceptable to the Company (provided you shall be afforded seven days after execution of such release to revoke it, in which event you shall not be entitled to the benefits provided herein other than as required by law).

6.	In the event your employment is terminated upon death or by the Company due to Disability during the Term, you (or your estate or legal representative, as the case may be) shall be entitled to:

a.	Base Salary through the Date of Termination.

b.	A pro-rata bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s performance for such year (determined by multiplying the amount you would have received had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives; provided, that if the Date of Termination occurs in fiscal 2005, such pro-rata bonus shall be no less than $250,000.

c.	Immediate vesting of 50% of the restricted stock described in paragraph 3(c) above that remains unvested as of the Date of Termination and 100% of that portion of the option described in paragraph 3(c) above that remains unvested as of the Date of Termination, with any vested portion of such option remaining exercisable for 12 months following the Date of Termination.

d.	Any amounts earned, accrued or owing to you but not yet paid.

7.	In the event the Company terminates your employment for Cause or you voluntarily resign without Good Reason, you shall be entitled to Base Salary through the Date of Termination. In the event of your termination for Cause, the unvested restricted stock described in paragraph 3(c) above and that portion of the option described in paragraph 3(c) above that remains unvested as of the Date of Termination shall be forfeited. In the event of your voluntary resignation, the unvested restricted stock described in paragraph 3(c) above and that portion of the option described in paragraph 3(c) above that remains unvested as of the date on which you provide written notice to the Company that you are voluntarily resigning without Good Reason shall be forfeited. A voluntary resignation without Good Reason shall be effective on 60 days prior written notice, subject to earlier termination by the Company, and, provided that such notice is given, shall not be deemed to be a breach of this agreement.

8.	In the event your employment is terminated without Cause by the Company (other than upon death or due to Disability) or you resign for Good Reason in both cases within one year following a Change in Control (as defined on Exhibit A) (provided the Term is still in effect or has expired during the one-year period), you shall be entitled to:

a.	Base Salary through the Date of Termination.

b.	Payment of Base Salary as salary continuation for the remainder of the Term, but in no event less than 12 months, payable in a lump sum promptly following the date of termination or resignation.

c.	A pro-rata bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s performance for such year (determined by multiplying the amount you would have received had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable when bonuses for such fiscal year are paid to other Company executives; provided, that if the Date of Termination occurs in fiscal 2005, such pro-rata bonus shall be no less than $250,000.

d.	Immediate vesting of 100% of any of the restricted stock described in paragraph 3(c) above that remains unvested as of the Date of Termination and 100% of that portion of the option described in paragraph 3(c) above that remains unvested as of the Date of Termination, with any vested portion of such option remaining exercisable for six months following the Date of Termination.

e.	Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the end of the applicable Term (without regard to its earlier termination hereunder), but in no event less than 12 months, or (b) the date, or dates, you receive equivalent coverage under the plans and programs of a subsequent employer.

f.	Any amounts earned, accrued or owing to you but not yet paid.

g.	If any amount, entitlement, or benefit paid or payable to you or provided for your benefit under this agreement and under any other agreement, plan or program of the Company (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if your received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless you shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement, including, but not limited to, the other provisions of this agreement, governing your rights and entitlements to any compensation, entitlement or benefit. The following rules shall apply:

1.	All calculations under this paragraph 8(g) shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to you (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the “Accounting Firm”). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and you within 45 days after the Change in Control or the Date of Termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to you that you are not required to report any Excise Tax on your federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). Within 5 days of your receipt of the Determination, you shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you (except as provided in subsection (2) below).

2.	If, after the Payments have been made to you, it is established that the Payments made to, or provided for the benefit of, you exceed the limitations provided above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this subsection (ii) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you shall repay the Excess Payment to the Company on demand. In the event that it is determined by (A) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (B) pursuant to a determination by a court, or (C) upon the resolution to the satisfaction of you of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Internal Revenue Code and as in effect on the first date that such amount should have been paid to you under this agreement, from such date until the date that such Underpayment is made to you.

As a condition to receiving severance compensation pursuant to this paragraph 8, you hereby agree to execute, and not revoke, a general release of claims in a form acceptable to the Company (provided you shall be afforded seven days after execution of such release to revoke it, in which event you shall not be entitled to the benefits provided herein other than as required by law).

9.	In the event the Company provides written notice to you in accordance with paragraph 2 above that the Term shall not renew and upon such expiration of the Term the Company terminates your employment under circumstances that during the Term would constitute a termination of employment without Cause, you shall be entitled to:

a.	Base Salary through the Date of Termination.

b.	Payment of Base Salary as salary continuation for twelve months following the Date of Termination.

c.	That portion of the option described in paragraph 3(c) above that has vested as of the Date of Termination remaining exercisable for nine months following the Date of Termination.

d.	Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination for six months following the Date of Termination.

e.	Any amounts earned, accrued or owing to you but not yet paid.

As a condition to receiving severance compensation pursuant to this paragraph 9, you hereby agree to execute, and not revoke, a general release of claims in a form acceptable to the Company (provided you shall be afforded seven days after execution of such release to revoke it, in which event you shall not be entitled to the benefits provided herein other than as required by law).

10.	Any amounts due to you under paragraphs 5, 6, 8 or 9 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty. Any payments provided pursuant to paragraph 5, paragraph 8 or paragraph 9 shall be in lieu of any salary continuation arrangements under any other severance program or plan of the Company.

11.	Notwithstanding any other provision of this Agreement, upon the termination of your employment for any reason, unless otherwise requested by the Board, you shall immediately resign from all boards of directors of any affiliate of the Company, if any, of which you may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any affiliate of the Company. You agree to execute any and all documentation of such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon termination of your employment, regardless of when or whether you execute any such documentation.

12.	You acknowledge that in your capacity as senior management you have had or will have a great deal of exposure and access of the Company’s trade secrets and confidential and proprietary information. Therefore, during the Term and thereafter (provided you are employed by the Company) and for 12 months following the termination of your employment with the Company, to protect the Company’s trade secrets and other confidential and proprietary information, you agree that you will not, other than in the ordinary course of performing your duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its affiliates is engaged in business. You shall not be deemed to be in violation of this paragraph 12 by reason of the fact that you own or acquire, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity. “Competitive Business” shall mean a business primarily engaged in apparel design, apparel wholesaling or apparel retailing.

13.	Upon any termination of employment (whether during or after the expiration of the Term), you agree to refrain from directly or indirectly soliciting any employee of the Company to terminate his/her employment (excluding, only, your personal assistant) on your own behalf or on behalf of any other person or entity or from directly or indirectly hiring any key employee (e.g., any management-level employee or any designer) of the Company for a period of eighteen (18) months thereafter. In addition, you agree that for a period of eighteen (18) months following the termination of your employment (whether during or after the expiration of the Term), with the Company, you will not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any customer of the Company to reduce or cease its business with the Company or otherwise interfere with the relationship of the Company with its customers. You and the Company each agree to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding each other (including, in the case of the Company or the Company’s officers, directors, personnel or products). You and the Company each understand that either party should be entitled to respond truthfully and accurately to statements about such party made publicly by you or the Company, as the case may be, provided that such response is consistent with your or the Company’s obligations not to make any statements or comments of a defamatory or disparaging nature as set forth herein above.

14.	During the Term and thereafter, other than in the ordinary course of performing your duties for the Company or as required in connection with providing any cooperation to the Company pursuant to paragraph 20 below, you agree that you will not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which you acquire during the course of your employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order you to divulge, disclose or make accessible such information. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure by you or (ii) becomes known to the public through no wrongful disclosure by or act of you or any of your representatives. In the event you are requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose any information regarding the Company, you agree, unless prohibited by law or Securities and Exchange Commission regulation, to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of your making such disclosure and you shall not disclose such information regarding the Company unless and until the Company has expressly authorized you to do so in writing or the Company has had a reasonable opportunity to object to such a request or to litigate the matter (of which the Company agrees to keep you reasonably informed) and has failed to do so.

15.	You hereby sell, assign and transfer to the Company all of your right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of your employment are made or conceived by you, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work you perform, or information you receive regarding the business of the Company, while employed by the Company. You shall fully disclose to the Company as promptly as available all information known or possessed by you concerning any Rights, and upon request by the Company and without any further remuneration in any form to you by the Company (but at the expense of the Company), execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

16.	You agree that at the time of the termination of employment, whether at your instance or the Company, and regardless of the reasons therefore, you will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in your possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company, including any and all documents relating to the conduct of the business of the Company any and all documents containing confidential or proprietary information of the customers of the Company, for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination, (y) any documents on your personal computer if you destroy such documents and give a notarized written affidavit of such destruction and (z) any information necessary for you to retain for tax purposes (provided you maintain the confidentiality of such information in accordance with paragraph 14 above).

17.	Any failure by you to comply with the provisions of paragraphs 12, 13, 14, 15 or 16 shall relieve the Company of any of its obligations pursuant to this agreement, including pursuant to paragraphs 5, 6, 8 and 9.

18.	From and after the date hereof, except as otherwise provided in paragraph 19, should any disagreement, claim or controversy arise between you and the Company with respect to this agreement or your employment by the Company, the same may be enforced at the option of either party by confidential, binding and final arbitration in New York, New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator with respect to such disagreement, claim or controversy shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto. You consent to the personal jurisdiction of the Courts of the State of New York (including the United States District Court for the Southern District of New York) in any proceedings for equitable relief. You further agree not to interpose any objection or improper venue in any such proceeding or interpose any defense that the Company has an adequate remedy at law or that the injury suffered by the Company is not irreparable. You and the Company agree that each party shall be responsible for its own costs and expenses, including attorneys’ fees, provided, however, that if you substantially prevail with respect to all claims that are the subject matter of the dispute relating to this agreement, your costs, including reasonable attorneys’ fees, shall be borne by the Company.

19.	You expressly agree and acknowledge that any breach or threatened breach of any obligation set forth in paragraphs 12, 13, 14, 15 or 16 above will cause the Company irreparable harm for which there is no adequate remedy at law, and as a result of this the Company shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond and without proving actual damages, restraining you from committing or continuing to commit any such violation.

20.	Following the Date of Termination, upon reasonable request by the Company, you shall cooperate with the Company with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which you were involved or had knowledge during your employment with the Company, subject to your reasonable personal and business schedules. The Company shall reimburse you for all reasonable out-of-pocket costs, such as travel, hotel, and meal expenses, and reasonable attorneys’ fees, incurred by you in providing any cooperation pursuant to this paragraph 20, as well as a reasonable per diem amount for your time.

21.	You represent and warrant that you have the free and unfettered right to enter into this agreement and to perform your obligations under it and that you know of no agreement between you and any other person, firm or organization, or any law or regulation, that would be violated by the performance of your obligations under this agreement. You agree that you will not use or disclose any confidential or proprietary information of any prior employer in the course of performing your duties for the Company.

22.	The invalidity or unenforceability of any particular provision or provisions of this agreement (as determined by an arbitrator or a court of competent jurisdiction) shall not affect the other provisions hereof and this agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

23.	This agreement (including its Exhibits) and the documents referred to herein constitute the full and complete understanding and agreement of the parties, supersede all prior representations, understandings and agreements as to your employment by the Company and cannot be amended, changed, modified in any respect, without the written consent of the parties, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this letter agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this agreement shall be deemed to be a waiver of a similar or dissimilar condition or provision.

24.	This agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company.

25.	This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws. The respective rights and obligations of the parties hereunder, including without limitation paragraphs 12 through 16, shall survive any expiration of the Term, including expiration thereof upon your termination of employment for whatever reason, to the extent necessary to the intended preservation of such rights and obligations.

26.	Any notice given to either you or the Company under this agreement shall be in writing and shall be deemed to have been given upon actual receipt or refusal to accept receipt, with any such notice duly addressed to you or the Company, as the case may be, at the address indicated below or to such other address as such party may subsequently designate by written notice in accordance with this paragraph 26: If to the Company: The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, Attention: General Counsel; If to you: at your home address as indicated on the Company’s records.

27.	The Company may withhold from any amounts payable under this agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

28.	The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and they, therefore, agree to negotiate in good faith to amend the Agreement with respect to any changes necessary or advisable to comply with Section 409A. To the extent you incur any penalty for violation of Section 409A, the Company shall indemnify you.

Your signature below will signify that you have read, and understand and agree to, the terms and conditions contained in each item of the new-hire paperwork.

This agreement shall not be binding on the Company until you sign, date and deliver an original of this agreement to Jay A. Galluzzo at the Company’s address set forth in paragraph 26 above and its effectiveness is contingent on the circumstances set forth in the introductory paragraph of this agreement and the validity of your representation in paragraph 21. If the foregoing is agreeable to you, please sign both copies of this agreement and return them to me. A fully executed original will be returned to you.

Very truly yours, THE WARNACO GROUP, INC.

/s/ Jay A. Galluzzo Jay A. Galluzzo Senior Vice President, General Counsel & Secretary

Agreed to and accepted this 6th day of April, 2005 /s/ Dwight Meyer Dwight Meyer

Exhibit A

Definitions

“Cause”shall mean:

(i)	willful misconduct by you which causes material harm to the Company’s interests;

(ii)	willful and material breach of duty by you in the course of your employment, which, if curable, is not cured within 10 days after your receipt of written notice from the Company;

(iii)	willful failure by you after having been given written notice from the Company to perform your duties other than a failure resulting from your incapacity due to physical or mental illness; or

(iv)	indictment of you for a felony, a crime involving moral turpitude or any other crime involving the business of the Company which, in the case of such crime involving the business of the Company, is injurious to the business of the Company.

For purposes of this Cause definition, no act or failure to act, on your part, shall be considered willful unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action was in the best interests of the Company. The determination to terminate your employment for Cause shall be made by the Board and prior to such determination you shall have the right to appear before the Board or a committee designated by the Board.

“Change in Control” shall mean any of the following:

(i)	any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934), but excluding a person who owns more than 5% of the outstanding shares of Warnaco of the Commencement Date, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under that Act), of 50% or more of the Voting Stock of Warnaco, provided that any sale or transfer of Voting Stock by shareholders as of the Commencement Date shall not constitute a Change in Control;

(ii)	all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Warnaco immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Warnaco, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(iii)	approval by the shareholders of Warnaco of a complete liquidation or dissolution of all or substantially all of the assets of the Company.

For purposes of this Change in Control definition, “Voting Stock” shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of Warnaco.

“Date of Termination” shall mean:

(i)	if your employment is terminated by the Company, the date specified in the notice by the Company to you that your employment is so terminated;

(ii)	if you voluntarily resign your employment without Good Reason, 60 days after receipt by the Company of written notice that you are terminating your employment (provided, that the Company may accelerate the Date of Termination to an earlier date by providing you with written notice of such action, or, alternatively, the Company may place you on paid leave (covering only Base Salary) during such period);

(iii)	if your employment is terminated by reason of death, the date of death;

(iv)	if you resign your employment for Good Reason, 30 days after receipt by the Company of timely written notice from you in accordance with this letter agreement, unless the Company cures the event or events giving rise to Good Reason within 30 days after receipt of such written notice; or

(v)	if your employment is terminated for Disability, 30 days after written notice is given.

“Disability”	shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities for a period of 120 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to you. In no event shall any termination of your employment for Disability occur until the party terminating your employment gives written notice to the other party.

“Good Reason” shall mean the occurrence of any of the following without your prior written consent:

(i)	a material diminution in your authority, duties or responsibilities as President , Global Sourcing of the Company or the assignment to you of any duties materially inconsistent with such position;

(ii)	a reduction in your Base Salary or Target Bonus;

(iii)	a change in reporting structure so that you report to someone other than the Chief Executive Officer of Warnaco;

(iv)	the removal by the Company of you as President, Global Sourcing of the Company;

(v)	the failure of a successor to all or substantially all of the assets of the Company to assume the Company’s obligations under the Letter Agreement either in writing within 15 days after a merger, consolidation, sale or similar transaction or as a matter of law; or

(vi)	requiring you to be principally based at any office or location other than Manhattan, New York or any location within a 45 mile radius of Manhattan, New York.

Anything herein to the contrary notwithstanding, you shall not be entitled to resign for Good Reason unless you give the Company written notice of the event constituting “Good Reason” within 60 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.